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                                                                     EXHIBIT 5.1

                         BROBECK, PHLEGER & HARRISON LLP

                                November 8, 2001

Oracle Corporation
500 Oracle Parkway
Redwood Shores, California 94065


     Re: Registration Statement for Offering of
         20,000,000 Shares of Common Stock

Ladies and Gentlemen:

     We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an additional 20,000,000 shares of the Common Stock of Oracle Corporation (the "Company") under the Company's 401(k) Savings and Investment Plan (the "Plan"). We advise you that, in our opinion, the provisions of the Plan as set forth in the Plan's written plan document, as restated effective January 1, 1999 comply in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") pertaining to such provisions. This opinion does not speak to any issues not expressly addressed above, including but not limited to the Plan's compliance with ERISA in operation or the qualification of the Plan under
Section 401(a) or 401(k) of the Internal Revenue Code of 1986, as amended.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ BROBECK, PHLEGER & HARRISON LLP